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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 31, 2003

                                 MATRITECH, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                 1-12128                                4-2985132
        (Commission File Number)          (IRS Employer Identification No.)

        330 NEVADA STREET, NEWTON, MASSACHUSETTS                02160  USA
     (Address of principal executive offices)                   (Zip Code)

               Registrant's telephone number, including area code:

                                 (617) 928-0820

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ITEM 5. OTHER EVENTS.

PRIVATE PLACEMENT: On March 31, 2003, the Registrant completed a private placement of 7.5% Convertible Debentures (the "Convertible Debentures") in an aggregate subscription amount equal to $5 million and accompanying Warrants for an aggregate of 784,314 shares of the Registrants common stock, $.01 par value per share (the "Common Stock"), including a Warrant for 98,039 shares issued to a placement agent in connection with this transaction (the "Private Placement"). The information contained in the press release issued by the Registrant dated March 31, 2003 with respect to the Private Placement is attached hereto as
Exhibit 99.1.

The Convertible Debentures are convertible into shares of Common Stock at a conversion price initially equal to $2.55, but which will be adjusted downward (subject to certain limited exceptions) upon any dilutive issuances of the Registrant's securities to an amount equal to 112% of the price at which such dilutive issuance is made, resulting in the potential for issuance of additional shares of Common Stock upon conversion of the Convertible Debentures. The Convertible Debentures bear interest at the rate of 7.5% per annum, payable quarterly, and permit the Registrant, in certain circumstances, to make such interest payments in shares of Common Stock based on a 5% discount to valuation of the Common Stock. The Convertible Debentures are redeemable in monthly installments equal to 1/26th of the aggregate subscription amounts paid for such Convertible Debentures, such monthly payments to commence on the first of the month after the 11 month anniversary of the closing date. The monthly redemption payments, subject to certain conditions, may also be made in shares of Common Stock based on a 10% discount to the valuation of the Common Stock. The Warrants are immediately excercisable for a period of five years at an initial exercise price of $2.278. The exercise price of the Warrants will initially be adjustable down to the issuance price of any subsequent dilutive issuances (subject to certain limited exceptions), and after the Convertible Debentures are no longer outstanding, the exercise price of the Warrants will be adjustable based on a weighted-average basis upon any such subsequent dilutive issuance.

The aggregate number of shares of Common Stock issuable upon exercise of the Warrants and conversion of the Convertible Debentures, including as a result of any anti-dilution adjustments, and in connection with any payment of interest on or redemption of such Convertible Debentures, is capped at an aggregate of 6,426,127 shares unless shareholder approval is subsequently obtained. In addition, in the event shareholder approval is obtained, the Registrant's stock price meets certain levels and there is an effective registration statement covering the shares of Common Stock underlying the Convertible Debentures and Warrants issued in connection with the first closing, a second closing may be held with the same purchasers for the issuance of additional Convertible Debentures in an aggregate subscription amount of $3 million and additional Warrants for an amount of shares equal to 35% of the number of shares for which such additional Convertible Debentures are initially convertible.

The Convertible Debentures may become immediately due and payable at a premium of 120% of the outstanding principal amount plus accrued interest and damages in the event of default by the Registrant of certain covenants and also obligate the Registrant to pay damages and interest upon certain events. Events of default under the Convertible Debentures include, among other things, failure to remain listed on any of the Nasdaq SmallCap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market, sale or disposition of the Registrant's assets in excess of 33% of the Registrant's total assets, failure to timely deliver stock certificates upon conversion, and default on the Registrant's existing or future liabilities in excess of $150,000. In addition, the terms of the Private Placement prohibit the Registrant from entering into obligations that are senior to the Convertible Debentures and place certain restrictions on the Registrant's ability to raise additional capital through equity issuances, including a prohibition on such activity (with certain limited exceptions) for a period of 90 days from the effective date

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of the registration statement filed with respect to the shares underlying the
Convertible Debentures and Warrants, and an ability to match any additional funds raised on the same terms.

The securities were offered and sold only to "accredited investors," as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and "qualified institutional buyers," as defined in Rule 144A promulgated under the Securities Act.

The Registrant has received net proceeds of approximately $4.5 million after deducting the estimated expenses and commission in connection with the Private Placement, including a cash payment of $350,000 to a placement agent. The Registrant has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the Common Stock to be issued in connection with conversion or redemption of the Convertible Debentures and upon exercise of the Warrants.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (c)     Exhibits

        4.1 Securities Purchase Agreement dated March 31, 2003 between Matritech, Inc. and the Purchasers

        4.2 Registration Rights Agreement dated March 31, 2003 between Matritech, Inc. and the Purchasers

        4.3     Form of 7.5% Convertible Debenture

        4.4     Form of Stock Purchase Warrant to Purchase Shares of Common
                Stock

        99.1    Press release of Matritech, Inc. dated March 31, 2003

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                            MATRITECH, INC.

Date: April 1, 2003                         By:  /s/ Stephen D. Chubb
                                                 -------------------------------
                                                 Name:  Stephen D. Chubb
                                                 Title: Chief Executive Officer

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     EXHIBITS

        4.1 Securities Purchase Agreement dated March 31, 2003 between Matritech, Inc. and the Purchasers

        4.2 Registration Rights Agreement dated March 31, 2003 between Matritech, Inc. and the Purchasers

        4.3     Form of 7.5% Convertible Debenture

        4.4     Form of Stock Purchase Warrant to Purchase Shares of Common
                Stock

        99.1    Press release of Matritech, Inc. dated March 31, 2003